Exhibit 5.1

45 BROADWAY NEW YORK, NY 10006 212.599.3322 PHONE 212.557.0295 FAX WWW.BECKER-POLIAKOFF.COM WWW.BECKERNY.COM

June 12, 2013

Authentidate Holding Corp.

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, NJ 07922

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Prospectus Supplement, dated June 12, 2013 (the “Prospectus Supplement”), to a Prospectus dated December 11, 2012 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), filed pursuant to a Registration Statement on Form S-3 (File No. 333-183093) (the “Registration Statement”) filed by Authentidate Holding Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of (i) an aggregate of 4,683,685 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes 425,790 shares of Common Stock that may be sold pursuant to the exercise of an option to the Underwriter to purchase additional shares, and (ii) Common Stock Purchase Warrants with an exercise price of $0.95 per whole share (each, a “Warrant,” and collectively, the “Warrants”) to purchase up to an aggregate of 4,683,685 shares of Common Stock, which includes Warrants to purchase up to an aggregate of 425,790 shares of Common Stock that may be sold pursuant to the exercise of an option to the Underwriter to purchase additional Warrants. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares.” The Common Shares, the Warrants, and the Warrant Shares are collectively referred to herein as the “Securities”. The Securities are to be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”) by and between the Company and J.P. Turner & Company, LLC, as representative of the underwriters, dated June 11, 2013. The Underwriting Agreement and the form of Warrant Agreement pursuant to which the Warrants are to be issued (the “Warrant Agreement”) have been filed as Exhibits 1.1 and 4.1, respectively, to a Current Report on Form 8-K filed with the Commission on the date hereof.

In connection with this opinion, we have examined and relied upon the Company’s Certificate of Incorporation and the Company’s Bylaws, each as amended to date and as currently in effect; the minutes of all pertinent meetings of directors of the Company relating to the Registration Statement, the Prospectus and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we deemed relevant for the purposes of rendering the opinions set forth in this letter; the Registration Statement and the exhibits filed thereto with the Commission; the Prospectus; the Underwriting Agreement; and the Warrant Agreement, including the form of Warrants.

LEGAL AND BUSINESS STRATEGISTS

MEMBERS OF CONSULEGIS AN INTERNATIONAL ASSOCIATION OF LAW FIRMS, AND NETWORK OF LEADING LAW FIRMS

In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the legal capacity of natural persons; and (v) the due authorization, execution and delivery of all documents, where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that:

(i) the Common Shares have been duly authorized for issuance and, when issued and delivered by the Company against payment therefor in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus, will be duly and validly issued, fully paid and non-assessable;

(ii) the Warrants are duly authorized, and when duly executed and delivered by the Company in accordance with the Warrant Agreement, the Registration Statement and the Prospectus, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms; and

(iii) the Warrant Shares, have been duly authorized for issuance and when issued and delivered by the Company against payment therefor in accordance with the Warrant Agreement, the Warrants, the Registration Statement and the Prospectus, will be duly and validly issued, fully paid and non-assessable.

Our opinion that any document is legal, valid and binding is qualified as to:

(a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b) rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Our opinions are limited to the laws of the State of New York, the General Corporation Laws of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States federal laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Common Stock under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed, for purposes of this opinion letter, that the laws of such jurisdiction are identical to the state laws of the State of New York.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion letter is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issue and sale of the Securities and to the use of our name in the above-referenced Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Becker & Poliakoff, LLP

Becker & Poliakoff, LLP